OFFER TO REPURCHASE FOR CASH

BY

THE CHINA FUND, INC.

UP TO 30 OF ITS ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

AT 99% OF NET ASSET VALUE PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK TIME
FEBRUARY 4, 2019, UNLESS THE OFFER IS EXTENDED

THIS OFFER TO REPURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL TOGETHER CONSTITUTE THE “OFFER”. THE OFFER IS BEING EXTENDED TO ALL STOCKHOLDERS OF THE CHINA FUND, INC. AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) AN ISSUER TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), RELATING TO THE OFFER.

To the Stockholders of The China Fund, Inc.:

The China Fund, Inc., a Maryland corporation (the “Fund”), registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company, hereby offers to purchase up to 30% of the Fund’s issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), or 4,716,803 Shares in the aggregate (the “Offer Amount”), at a price (the “Purchase Price”) per Share, net to the seller in cash, equal to 99% of the net asset value (“NAV”) per Share in U.S. dollars as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on February 5, 2019, or the next business day following such later date to which the Offer is extended (the “Pricing Date”), upon the terms and subject to the conditions set forth in this Offer to Repurchase and in the related Letter of Transmittal. The Offer will expire at 11:59 p.m., New York time on February 4, 2019 (the “Termination Date”), or such later date to which the Offer is extended (the “Extended Termination Date”). The depositary for the Offer is Computershare Trust Company, N.A. (the “Depositary”) and the information agent for the Offer is AST Fund Solutions, LLC (the “Information Agent”). The Fund mailed materials for the Offer to record holders on or about January 4, 2019.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

As of December 28, 2018, there were 15,722,675 Shares issued and outstanding, and the NAV was $18.57 per Share. The Fund does not expect that the number of Shares issued and outstanding will be materially different on the Termination Date. Stockholders may contact the Information Agent at 888-644-6071 (toll free) or 201-806-7301 (collect call) or contact the Fund directly at 888-246-2255 to obtain current NAV quotations for the Shares.

Any stockholder of the Fund (each a “Stockholder”) desiring to tender any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile with his or her certificates for the tendered Shares if such Stockholder has been issued physical certificates, signature guarantees for all Stockholders tendering uncertificated Shares, and any other required documents to the Depositary, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

If you do not wish to tender your Shares, you need not take any action.

Tendering Stockholders will not be obligated to pay brokerage fees or commissions to the Fund or Depositary in connection with their participating in the Offer, but they may be charged fees by their broker, dealer, commercial bank, trust company or other nominee for processing their tender. Subject to Instruction 7 of the Letter of Transmittal, tendering Stockholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund; Stockholders may also be subject to other transaction costs, as described in Section 1 of this Offer to Repurchase.

The Offer has been unanimously approved by the Board of Directors of the Fund (the “Board”). However, none of the Fund, its executive officers, the Board, the Fund’s investment adviser, Matthews International Capital Management, LLC (“Matthews Asia””), or any affiliate of the Fund makes any recommendation to any Stockholder regarding his or her participation in the Offer. Members of the Board who are also Stockholders may elect to participate in the Offer. None of the executive officers of the Fund or Matthews Asia intends to participate in the Offer.

No person has been authorized to make any recommendation on behalf of the Fund, its executive officers, the Board or Matthews Asia as to whether any Stockholder should participate in the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its executive officers, the Board or Matthews Asia. Stockholders are urged to evaluate carefully all information in this Offer to Repurchase and the related documents, consult their own investment and tax advisers and make their own decisions whether to tender their shares for repurchase or refrain from participating in the Offer.

NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO REPURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

Questions, requests for assistance and requests for additional copies of this Offer to Repurchase and the Letter of Transmittal may be directed to the Information Agent in the manner set forth on the last page of this Offer to Repurchase.

January 4, 2019

Table of Contents

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SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Repurchase and the related Letter of Transmittal.

•	What is the Offer?

The Fund is offering to purchase up to 30% of its issued and outstanding Shares in the aggregate, for cash at the Purchase Price per Share equal to 99% of the NAV per Share as of the close of regular trading on the NYSE on February 5, 2019 (or, if the Offer is extended, on the following business day after the date to which the Offer is extended) upon specified terms and subject to conditions as set forth in the Offer documents. See Section 1 of this Offer to Repurchase.

•	When will the Offer expire, and may the Offer be extended?

The Offer will expire at 11:59 p.m., New York time, on February 4, 2019, unless extended by the Fund. The Fund, in its sole discretion, may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m., New York time, on the next business day after the Offer otherwise would have expired. See Section 1 of this Offer to Repurchase.

•	What is the NAV per Share as of a recent date?

As of December 28, 2018, the NAV per Share was $18.57. See Section 7 of this Offer to Repurchase for details. During the pendency of the Offer, current NAV quotations can be obtained from the Information Agent by calling 888-644-6071 (toll free) or 201-806-7301 (collect call) or by calling the Fund’s tollfree number at 888-246-2255.

•	Will the NAV be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

No one can accurately predict the NAV at a future date.

•	How do I tender my Shares?

If your Shares are registered in your name, you should obtain the Offer materials, including the Offer to Repurchase and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. In addition, either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer, or the tendering Stockholder must comply with the Book-Entry Delivery Procedure. These materials must be received by the Depositary in proper form before 11:59 p.m., New York time, on the Termination Date, unless the Offer is extended by the Fund in which case the Extended Termination Date will be as stated in a public announcement of the extension. If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision; if you should decide to tender, you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by the Termination Date or, if the Offer is extended, the Extended Termination Date. See Section 3 of this Offer to Repurchase.

•	Is there any cost to me to tender?

No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to this Offer. Stockholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund and other transaction costs. See Instruction 7 of the Letter of Transmittal.

•	May I tender Shares in the Offer held in my Dividend Reinvestment and Cash Purchase Plan account?

Yes. Holders of Shares in the Fund’s Dividend Reinvestment and Cash Purchase Plan may tender their Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery. See Section 3 of this Offer to Repurchase.

•	May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 11:59 p.m. on the Termination Date (or if the Offer is extended, at any time prior to the expiration time on the Extended Termination Date).

Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of this Offer to Repurchase.

•	How do I withdraw tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary (as described in the previous paragraph), which specifies the name of the Stockholder who tendered the Shares, the number of Shares being withdrawn (which must be all of the Shares tendered) and, as regards Share certificates which represent tendered Shares that have been delivered or otherwise identified to Computershare, the name of the registered owner of such Shares if different than the person who tendered the Shares. See Section 4 of this Offer to Repurchase.

•	May I place any conditions on my tender of Shares?

No. See Instruction 2 of the Letter of Transmittal.

•	Is there a maximum number of Shares that I may tender?

No. See Section 1 of this Offer to Repurchase.

•	What if more than 4,716,803 Shares are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Shares from tendering Stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 4,716,803 Shares. See Section 1 of this Offer to Repurchase.

•	If I decide not to tender, how will the Offer affect the Fund Shares I hold?

Your percentage ownership interest in the Fund will increase after completion of the Offer. The asset size of the Fund will decrease as a result of the Offer, which is likely to result in a higher expense ratio for the Fund, and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased. Additionally, a reduction in the number of Shares issued and outstanding may reduce the volume of trading in the Shares and make it more difficult to buy or sell significant amounts of Shares without affecting the market price. See Section 5 of this Offer to Repurchase.

•	Is the Offer the only way I can sell my Shares?

No. You will continue to be able to sell your Shares, or purchase additional Shares, at the current market price, in cash transactions on the NYSE.

•	Does the Fund have the financial resources to make payment?

Yes. The Fund does not expect to borrow money to finance the purchase of any tendered Shares. See Section 5 of this Offer to Repurchase.

•	If Shares I tender are accepted by the Fund, when will payment be made?

Payment for tendered Shares, if accepted, will be made promptly after the Termination Date. See Section 2 of this Offer to Repurchase.

•	Is my sale of Shares in the Offer a taxable transaction?

For most Stockholders, yes. All U.S. Stockholders other than those who are tax exempt who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for U.S. federal income tax purposes will be the date the Fund accepts Shares for purchase. See Section 8 of this Offer to Repurchase for details, including the nature of the income or loss and the differing rules for U.S. and Foreign Stockholders. Please consult your tax adviser as well.

•	Is the Fund required to complete the Offer and purchase all Shares tendered up to the number of Shares tendered for?

Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described in Section 13 of this Offer to Repurchase.

•	Is there any reason Shares tendered would not be accepted?

The Fund may extend, amend or terminate the Offer at any time up to and including the Termination Date in its sole discretion. See Section 1 of this Offer to Repurchase. Furthermore, and in addition to those circumstances described in Section 13 of this Offer to Repurchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

•	How will tendered Shares be accepted for payment?

Properly tendered Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to the Depositary which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of this Offer to Repurchase.

•	What action need I take if I decide not to tender my Shares?

None.

•	Does management encourage Stockholders to participate in the Offer, and will they participate in the Offer?

No. The Fund, the Board and Matthews Asia are not making any recommendation to tender or not to tender Shares in the Offer. Some or all of the members of the Board may elect to participate in the Offer. None of the executive officers of the Fund or Matthews Asia intends to participate in the Offer.

•	How do I obtain additional information?

Questions and requests for assistance should be directed to the Information Agent, at 888-644-6071 (toll free) or 201-806-7301 (collect call). Requests for additional copies of the Offer to Repurchase, the Letter of Transmittal and all other Offer documents should also be directed to the Information Agent for the Offer, at 888-644-6071 (toll free) or 201-806-7301 (collect call). If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

1.	Terms of the Offer; Termination Date.

Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 30% of the Fund’s outstanding Shares validly tendered on or prior to 11:59 p.m., New York time, on the Termination Date, or, if the offer is extended, the Extended Termination Date, and not withdrawn as permitted by Section 4.

If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than 4,716,803 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering Stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn). The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 4,716,803 Shares having been tendered.

Stockholders should consider the relative costs of tendering Shares at a 1% discount to NAV pursuant to the Offer or selling Shares at the market price with the associated transaction costs.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Termination Date. The Fund also expressly reserves the right, at any time and from time to time up to and including the Termination Date, to (a) withdraw the Offer and not to purchase or pay for any Shares or (b) amend the Offer in any respect by making a public announcement thereof. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 14e-1(d) under the Exchange Act) and the requirements of the NYSE. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4, promptly after the Termination Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as provided in Section 4, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Purchase Price therefor with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the Purchase Price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered (i) certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility (as defined in Section 3 below) and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s Dividend Reinvestment and Cash Purchase Plan will be returned to the Dividend Reinvestment and Cash Purchase Plan account maintained by the transfer agent.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4.

The Purchase Price of the Shares will equal 99% of their NAV (a 1% discount) as of the close of regular trading on the NYSE on the Pricing Date. Tendering Stockholders will not be obligated to pay brokerage fees or commissions to the Fund or Depositary in connection with their participating in the Offer, but they may be charged fees by their broker, dealer, commercial bank, trust company or other nominee for processing their tender. Subject to Instruction 7 of the Letter of Transmittal, tendering Stockholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund; Stockholders may also be subject to other transaction costs, as described in Section 1 of this Offer to Repurchase.

The Fund normally calculates the NAV of its Shares no less frequently than the close of regular trading on the NYSE on the last business day of each week by dividing the value of the net assets of the Fund (the value of its assets less its liabilities) by the total number of Shares outstanding. On December 28, 2018, the NAV was $18.57 per Share. The Shares are listed on the NYSE. On December 28, 2018, the last sales price at the close of regular trading on the NYSE was $16.87 per Share. The NAV of the Fund’s Shares will be available daily through the Termination Date, through the Fund’s Information Agent toll free at 888-644-6071 or through the Fund’s tollfree number at 888-246-2255.

3.	Procedure for Tendering Shares.

Proper Tender of Shares. Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder to validly tender Shares pursuant to the Offer, (a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Repurchase, and (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer, or the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or (b) Stockholders must comply with the Guaranteed Delivery Procedure set forth in this Section 3, in all cases prior to the Termination Date or, if the offer is extended, the Extended Termination Date.

The Fund’s transfer agent holds Shares in uncertificated form for certain Stockholders pursuant to the Fund’s Dividend Reinvestment and Cash Purchase Plan. Stockholders may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of the tender, and at the time the shares are accepted for payment, the person tendering (i) has a net long position equal to or greater than the amount tendered in shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer and (ii) will deliver or cause the Shares to be delivered in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering Stockholder’s representation that the Stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.

Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, a commercial bank, credit union, savings association or trust company having an office, branch or agency in the United States, or other entity which is a member in good standing of a stock transfer association’s approved medallion program (each an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility (as defined below) and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the “Special Payment Instructions” box or the “Special Delivery Instructions” box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal for further information.

Book-Entry Delivery Procedure. The Depositary will establish an account with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the “Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal (or facsimile thereof), with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer on or before the Termination Date or, if the offer is extended, the Extended Termination Date, or the tendering Stockholder must comply with the Guaranteed Delivery Procedure set forth below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of this Offer.

Guaranteed Delivery Procedure. If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Termination Date or, if the offer is extended, the Extended Termination Date, Shares may be properly tendered provided that (i) such tenders are made by or through an Eligible Institution and (ii) the Depositary receives, prior to the Termination Date or, if the offer is extended, the Extended Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by mail or telegram) and (iii) the certificates for all tendered Shares, or confirmation of the delivery of Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of such Notice of Guaranteed Delivery.

U.S. Federal Income Tax Withholding. To prevent U.S. federal income tax backup withholding at a rate generally equal to 24% of the gross payments made pursuant to the Offer, each U.S. Stockholder who has not previously submitted a correct, completed and signed Form W-9 to the Fund or does not otherwise establish an exemption from withholding must notify the Depositary of the Stockholder’s correct taxpayer identification number (or certify that the taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. If the Depositary is not provided with the correct taxpayer identification number, the Stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”) in addition to being subject to backup withholding. Certain U.S. Stockholders (including, among others, corporations) are not subject to these backup withholding requirements though they may be required to establish their exempt status.

The Fund will generally withhold 30% of the proceeds otherwise payable to a Foreign Stockholder unless the Foreign Stockholder has established that it is exempt from such withholding (e.g., by providing a Form W-8ECI) or entitled to a reduced rate of withholding (e.g., by providing a Form W-8BEN or Form W-8BEN-E, as applicable that claims the benefit of an income tax treaty that reduces the withholding rate on dividends). A Foreign Stockholder may be entitled to a refund from the IRS on all or a portion of any tax withheld (e.g., because the payment to them is not characterized as a dividend for U.S. federal income tax purposes). Foreign Stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer, in whole or in part, or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, Matthews Asia, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding. By tendering Shares, you agree to accept all decisions the Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Payment for Shares validly tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering Stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

4.	Rights of Withdrawal.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date or, if the offer is extended, the Extended Termination Date. Additionally, the amount of Shares tendered may be increased or decreased by the Stockholder prior to the Termination Date or, if the offer is extended, the Extended Termination Date. Upon the terms and subject to the conditions of the Offer, the Fund expects to accept for payment validly tendered and not properly withdrawn Shares promptly after the Termination Date or, if the offer is extended, the Extended Termination Date. After the Fund has accepted tendered Shares for payment, all tenders made pursuant to the Offer are irrevocable. If the Fund has not yet accepted tendered Shares for payment, you may withdraw your tendered Shares after 5:00 p.m. New York City time on March 3, 2019.

To be effective, a written or telegraphic transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, Matthews Asia, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 at any time prior to the Termination Date.

If the Fund is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.	Source and Amount of Funds; Effect of the Offer.

The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on December 28, 2019, and if Stockholders tender 30% of the Fund’s outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the Stockholders would be approximately $86,694,839. See the Pro Forma Capitalization table below.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash and from sales of securities in the Fund’s investment portfolio. The Fund does not expect to borrow money to finance the purchase of any tendered Shares.

The Offer may have certain adverse consequences for tendering and non-tendering Stockholders.

Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, may decline or may fail to increase at the rate they would have increased absent such sale. If such a decline or underperformance occurs, the Fund cannot predict what its magnitude might be or whether such a decline or underperformance would be temporary or continue to or beyond the Termination Date. Because the Purchase Price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Pricing Date, if such decline or underperformance should continue up to the Pricing Date, the consideration received by tendering Stockholders would be lower than if such decline or under performance had not occurred. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund’s NAV per Share may decline or underperform more than it otherwise might, thereby reducing the amount of proceeds received by tendering Stockholders and the value per Share for non-tendering Stockholders.

Stockholders should note, however, that the Offer may result in accretion to the Fund’s NAV per Share, following the Offer, due to the fact that the Purchase Price represents a 1% discount to the Fund’s NAV per Share. The potential accretion to the Fund’s NAV per Share may offset in whole or in part any decline in the Fund’s NAV (as discussed above) and the expenses or transaction costs associated with the Offer.

The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. Similarly, the Fund may increase its holdings in exchange traded funds (“ETFs”) and other highly liquid securities during the pendency of the Offer and may temporarily depart from its stated investment strategies and percentage tests applicable to the Fund’s investments under normal circumstances. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Pricing Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date and the Purchase Price of the Shares tendered until the Pricing Date, the Fund will not know until the Pricing Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Effect on Liquidity for Shares not Tendered in the Offer. The Fund’s purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of the Fund’s Stockholders. It will also have the effect of increasing the proportionate interest in the Fund of non-tendering Stockholders. A reduction in the number of Shares issued and outstanding may reduce the volume of trading in the Shares and make it more difficult to buy or sell significant amounts of Shares without affecting the market price, which could adversely affect non-tendering Stockholders.

Possible Proration: If greater than 30% of the Fund’s Shares are presented for repurchase pursuant to the Offer, the Fund will be required to purchase Shares tendered on a pro rata basis, subject to the exception described in Section 1 above. Accordingly, tendering stockholders cannot be assured that all of the Shares tendered will in fact be accepted for payment by the Fund.

Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare a distribution of any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carryforwards) prior to December 31, 2019, and distribute such gains in January of 2020. This recognition and distribution of gains, if any, would have two negative consequences: first, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions and otherwise to increase the level of liquidity of the overall portfolio during the pendency of this Offer, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of October 31, 2018, the aggregate cost basis of the Fund’s investment securities for U.S. federal income tax purposes was $290,516,760. Gross unrealized appreciation of investments was $41,243,966 while gross unrealized depreciation of investments was $43,682,617, resulting in net unrealized depreciation of investments of $2,438,651.

In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

Tax Consequences of Repurchases to Stockholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See Section 8, “U.S. Federal Income Tax Consequences of the Offer,” below.

Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund would be reduced accordingly. The reduced net assets of the Fund as a result of the Offer is likely to result in a higher expense ratio for the Fund, and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of December 28, 2018, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 30% of its outstanding Shares):

PRO FORMA CAPITALIZATION(1)

	As of December 28, 2018	Adjustment for Purchase at $18.38 Per Share (2)	Pro Forma As Adjusted
Total net assets	$291,924,859	$86,694,839	$205,230,020
Shares outstanding	15,722,675	4,716,803	11,005,872
NAV per Share (3)	$18.57		$18.65

(1)	This table assumes a purchase by the Fund of 4,716,803 Shares, equal to 30% of the Fund’s outstanding Shares as of December 28, 2018,but does not reflect expenses incurred by the Fund in connection with the Offer.

(2)	This amount represents 99% of the Fund’s NAV per Share as determined as of December 28,2018. Shares tendered pursuant to the Offer will be purchased at a 1% discount to NAV per Share on the Pricing Date, which may be more or less than $18.38 per Share, and the pro forma NAV per Share also may be more or less than that shown above.

(3)	The Fund normally calculates the NAV of its Shares no less frequently than the close of regular trading on the NYSE on the last business day of each week, and it is determined by dividing the total net assets of the Fund, less all liabilities, by the number of Shares outstanding.

6.	Purpose of the Offer.

The Board considered the Offer at a meeting held on August 24, 2018 and approved the terms of the Offer on December 28, 2018.

Since the Fund’s inception, the Board has regularly considered whether steps should be taken to attempt to reduce or eliminate any discount at which the Fund’s Shares may trade to their NAV. In order to address the discount to NAV at which the Shares trade, on November 9, 2018 the Fund announced that the Fund intended to implement a discount management program (the “Discount Management Program”) shortly after conclusion of the Offer. On that same date, the Fund announced that the Board had voted to approve in principle a one-time tender Offer to Repurchase up to 30% of the outstanding Shares at a Purchase Price equal to 99% of the NAV per Share. In accordance with the Discount Management Program, the Fund will repurchase its Shares in the open market on any day that the Fund’s Shares are trading at a discount determined by the Board. Under the program, the Fund is authorized to repurchase in each 12-month period ended October 31, up to 10% of the Fund’s Shares outstanding as of October 31 of the prior year. For example, for the year ending October 31, 2019, the Fund may repurchase up to 10% of its common shares outstanding as of October 31, 2018.

The Fund is making the Offer to provide Stockholders with an alternative source of liquidity for their investment in Shares and as part of the Fund’s ongoing efforts to provide additional value to Stockholders. The Offer provides a means for Stockholders wishing to sell a portion of their Shares to do so at a price close to net asset value per Share.

The Offer has been unanimously approved by the Board. However, none of the Fund, its executive officers, the Board, Mathews Asia, or any affiliate of the Fund makes any recommendation to any Stockholder regarding his or her participation in the Offer. Members of the Board who are also Stockholders may elect to participate in the Offer. None of the executive officers of the Fund or Matthews Asia intends to participate in the Offer.

No person has been authorized to make any recommendation on behalf of the Fund, its executive officers, the Board or Matthews Asia as whether any Stockholder should participate in the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its executive officers, the Board or Matthews Asia. Stockholders are urged to evaluate carefully all information in this Offer to Repurchase and the related documents, consult their own investment and tax advisers and make their own decisions whether to tender their shares for repurchase or refrain from participating in the Offer.

There can be no assurance that this Offer or any other actions taken by the Board will reduce or eliminate any market price discount from NAV of the Shares. The market price of the Shares will also be determined by, among other things, the relative demand for and supply of the Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.

Any Shares repurchased by the Fund pursuant to the Offer will be retired and will constitute authorized but unissued Shares, available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed). Such Shares submitted in the Offer will not be counted for purposes of any Fund events with a record date after the Termination Date.

Except in connection with the operation of the Fund’s Dividend Reinvestment and Cash Purchase Plan and the Discount Management Program described above and except for the engagement of Matthews Asia and the reduction in the size of the Board, both announced by the Fund on November 9, 2018, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund; (c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, fill any existing vacancies on the Board or change any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund’s Articles of Incorporation, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund. Except as required by the Fund’s Discount Management Program described above, no other repurchase offers are presently contemplated, but the Board reserves the right to conduct repurchase offers in the future.

7.	NAV and Market Price Range of Shares.

The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years , the NAV (as of the last business day of such fiscal quarter), and the high, low and close market price per Share (as of the last business day of such fiscal quarter) were as follows:

Fiscal Quarter Ended	High	Market Price Low	Close	NAV
January 31, 2017	$15.791	$15.74	$15.74	$18.46
April 30, 2017	$17.59	$17.46	$17.59	$19.41
July 31,2017	$19.64	$19.539	$19.59	$21.73
October 31, 2017	$21.1	$20.91	$21.10	$23.31

January 31, 2018	$24.36	$23.96	$24.00	$26.17
April 30, 2018	$21.64	$21.37	$21.45	$24.05
July 31, 2018	$20.87	$20.59	$20.59	$22.51
October 31, 2018	$17.05	$16.88	$16.98	$18.98

It is not anticipated that any cash dividend will be declared by the Board with a record date occurring before the expiration of the Offer. The amount and frequency of dividends in the future will depend on circumstances existing at that time.

8.	U.S. Federal Income Tax Consequences of the Offer.

The U.S. federal income tax discussion set forth below is a summary included for general information purposes only. In view of the individual nature of tax consequences, each Stockholder is advised to consult his or her own tax adviser with respect to the specific, individual tax consequences of participation in the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

A U.S. Stockholder who tenders its Shares will receive either “sale or exchange treatment” or “dividend treatment” with respect to the cash it receives in the Offer. Except as discussed below, a U.S. Stockholder will generally recognize capital gain or loss on a tender of Shares if the exchange: results in a “complete termination” of all such U.S. Stockholder’s interest in our Shares; results in a “substantially disproportionate” redemption with respect to such U.S. Stockholder; or is “not essentially equivalent to a dividend” with respect to the U.S. Stockholder. Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below. In applying the Section 302 tests, a U.S. Stockholder must take account of all Shares that such U.S. Stockholder constructively owns under attribution rules, pursuant to which the U.S. Stockholder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Stockholder may, under certain circumstances, waive attribution from family members) and related entities and Shares that the U.S. Stockholder has the right to acquire by exercise of an option.

If one of the following tests is satisfied with respect to a U.S. Stockholder pursuant to the Offer the U.S. Stockholder will be treated as selling or exchanging the redeemed Shares giving rise to capital gain or loss.

Complete Termination Test. A U.S. Stockholder’s tender of Shares pursuant to the Offer will result in a “complete termination” of the U.S. Stockholder’s interest in Fund Shares if the U.S. Stockholder does not directly or constructively own any Shares, all of the Shares that are actually owned by the U.S. Stockholder are tendered and accepted for tender, and all of the Shares that are constructively owned by the U.S. Stockholder, if any, are tendered and accepted for tender (or, with respect to Shares owned by certain related individuals, the U.S. Stockholder satisfies special conditions set forth in Section 302(c) of the Internal Revenue Code of 1986, as amended (the “Code”), which, if satisfied, prevents attribution of ownership of certain Shares to the U.S. Stockholder).

Substantially Disproportionate Test. A U.S. Stockholder’s tender of Shares pursuant to the Offer generally will result in a “substantially disproportionate” redemption with respect to the U.S. Stockholder if, among other things, the percentage of the then-outstanding Shares actually and constructively owned by the U.S. Stockholder after the Offer is completed is less than 80% of the percentage of the Shares actually and constructively owned by the U.S. Stockholder before the Offer.

Not Essentially Equivalent to a Dividend Test. A U.S. Stockholder’s tender of Shares pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. Stockholder’s proportionate interest after the completion of the Offer constitutes a “meaningful reduction” of the U.S. Stockholder’s proportionate interest, given the U.S. Stockholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of Shares by a U.S. Stockholder may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests are satisfied.

If a U.S. Stockholder satisfies any of the Section 302 tests, the U.S. Stockholder will be treated as recognizing gain or loss from the disposition of the Shares. Such gain or loss will be equal to the difference between the amount of cash received and such U.S. Stockholder’s adjusted tax basis in the Shares redeemed. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares redeemed exceeds one year as of the date of the exchange. Capital gains of individuals and certain other non-corporate U.S. Stockholders derived from capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations. Any gain or loss generally will be treated as arising from U.S. sources. Gain or loss must be determined separately for each block of Shares (Shares acquired at the same cost in a single transaction) that are exchanged in the Offer from a U.S. Stockholder.

Under the “wash sale” rules of the Code, recognition of a loss on Shares redeemed pursuant to the Offer will ordinarily be disallowed to the extent a U.S. Stockholder acquires substantially identical shares within 30 days before or after the date the Shares are purchased by the Fund pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a U.S. Stockholder that tenders its Shares pursuant to the Offer will be taxable to the U.S. Stockholder as a “dividend” to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend would constitute a non-taxable return of capital (to the extent of the Stockholder’s tax basis in the Shares sold pursuant to the Offer) and any amounts in excess of the Stockholder’s tax basis would constitute taxable gain from the sale or exchange of property. “Qualified dividend income” designated and paid by the Fund to a non-corporate U.S. Stockholder may be eligible for taxation at reduced rates to the extent that holding periods and other conditions are met.

The Fund believes that the nature of the repurchase will be such that the sale of Shares pursuant to the Offer will normally satisfy the test for a sale that is “not essentially equivalent to a dividend” and therefore will qualify for “sale or exchange” treatment (as opposed to “dividend” treatment).

Foreign Stockholders. Any payments to a tendering Stockholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation that does not hold his, her or its Shares in connection with a trade or business conducted in the United States (a “Foreign Stockholder”) that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Stockholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that have a special status for U.S. federal income tax purposes, such as “controlled foreign corporations,” corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser. The Fund will generally withhold 30% of the proceeds otherwise payable to a Foreign Stockholder unless the Foreign Stockholder has established that it is exempt from such withholding (e.g., by providing a Form W-8ECI) or entitled to a reduced rate of withholding (e.g., by providing a Form W-8BEN or Form W-8BEN-E, as applicable that claims the benefit of an income tax treaty that reduces the withholding rate on dividends). A Foreign Stockholder may be eligible to obtain a refund from the Internal Revenue Service of all or a portion of any tax withheld if such Foreign Stockholder satisfies certain requirements or is otherwise able to establish that no tax or a reduced amount of tax is due. Foreign Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Backup Withholding. The Fund generally will be required to withhold tax at the rate of 24% (“backup withholding”) from any payment to a tendering Stockholder that is an individual (or certain other non-corporate persons) if the Stockholder fails to provide to the Fund its correct taxpayer identification number or otherwise establish an exemption from the backup withholding tax rules. A Foreign Stockholder generally will be able to avoid backup withholding with respect to payments by the Fund that are treated as made in exchange for tendered Shares only if her or she furnishes, or has previously furnished, to the Fund a duly completed Certificate of Foreign Status (Form W-8BEN or Form W-8BEN-E, as applicable), signed under penalty of perjury, stating that her or she (1) is a nonresident alien individual or a foreign corporation, partnership, estate or trust, (2) has not been and does not plan to be present in the United States for a total of 183 days or more during the calendar year, and (3) is neither engaged, nor plans to be engaged during the year, in a United States trade or business that has effectively connected gains from transactions with a broker or barter exchange. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Stockholder’s U.S. federal income tax liability.

9.	Selected Financial Information.

Set forth below is a summary of selected financial information for the Fund as of and for the fiscal years ended October 31, 2018 and October 31, 2017. The information with respect to the two fiscal years has been excerpted from the Fund’s audited financial statements contained in its Annual Reports to Stockholders for these years. These reports have previously been provided to Stockholders of the Fund. Copies of the two audited statements can be obtained for free, both at the website of the Commission (http://www.sec.gov) and from the Fund either from its website (www.chinafundinc.com) or by calling 888-246-2255. The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matter contained therein.

SUMMARY OF SELECTED FINANCIAL INFORMATION For the Periods Indicated Below

	Year Ended October 31, 2018(a)	Year Ended October 31, 2017(a)
	(Audited)
STATEMENTS OF OPERATIONS:
Investment Income	$9,274,327	$7,565,231
Expenses	(7,003,680)	(4,683,383)
Net Investment Income	2,270,647	2,881,848
Net Realized Gain on Investments and Foreign Currency Transactions	33,960,459	9,913,474
Net change in unrealized appreciation/depreciation on investments and foreign currency translations	(95,666,600)	65,848,652
Net Increase/(Decrease) in Net Assets from Operations	$(59,435,494)	$78,643,974
STATEMENTS OF ASSETS AND LIABILITIES
Total Assets	$307,239,087	$376,852,413
Total Liabilities	(8,770,015)	(10,311,382)
Total Net Assets	$298,469,072	$366,541,031
Net Asset Value, per share (15,722,675 shares of common stock outstanding)	$18.98	$23.31

	Year Ended October 31, 2018(a)	Year Ended October 31, 2017(a)
SELECTED PER SHARE DATA (b)
Net Asset Value, Beginning of Year	$23.31	$18.78
Net Investment Income	$0.14	$0.18	(C)
Net Realized and Unrealized Gain (Loss) on Investments and Foreign Currency Transactions	(3.92)	4.82
Total from Investment Operations	(3.78)	5.00
Less Dividends and Distributions
Dividend from Net Investment Income	(0.55)	(0.47)
Distributions from Net realized Gains	—	—
Total Dividends and Distributions	(0.55)	(0.47)
Net Asset Value, End of Year	$18.98	$23.31
Market Price, End of Year	$16.98	$21.10
TOTAL RETURN
Based on Market Price	(17.53)%	33.83%
Based on Net Asset Value	(16.55)%	27.38%

RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Year (000s)	$298,469	$366,541
Ratio of Net Expenses to Average Net Assets	1.91%	1.49%
Ratio of Net Investment Income to Average Net Assets	0.62%	0.92	%(c)
Portfolio Turnover Rate	50%	31%

(a)	The Fund was audited by Tait, Weller & Baker LLP for the fiscal years ended October 31, 2018 and 2017.

(b)	Per share amounts have been calculated using the average share method.

(c)	Amount includes a non-recurring receipt of a refund for over-billing of prior years’ custody out of pocket expense which amounted to less than $0.01 per share and less than 0.005% of net assets during 2017.

10.	Certain Information Concerning the Fund and the Fund’s Investment Adviser.

The Fund, incorporated in Maryland in 1992, is a non-diversified, closed-end management investment company registered under the 1940 Act. The Fund commenced operations on July 17, 1992. The Shares commenced trading on the NYSE on July 10, 1992. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund seeks long-term capital appreciation primarily through investments in equity securities (i) of companies for which the principal securities trading market is in China, (ii) of companies for which the principal securities trading market is outside of China, or constituting direct equity investments in companies organized outside of China, that in both cases derive at least 50% of their revenues from goods or services sold or produced, or have at least 50% of their assets, in China or (iii) constituting direct equity investments in companies organized in China (collectively, “China companies”). As used herein, the term “direct equity investments” means private investments in unlisted equity securities of China companies. The principal executive offices and business address of the Fund are located at c/o State Street Bank and Trust Company, P.O. Box 5049, One Lincoln Street, Boston, MA 02206-5409. The Fund’s business telephone number is 888-246-2255.

Matthews Asia serves as the investment adviser to the Fund. Matthews Asia is a limited liability company organized and existing under the laws of the State of Delaware and registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Matthews Asia has served as the Fund’s investment adviser since January 1, 2019. Matthews Asia’s principal business address is Four Embarcadero Center, Suite 550, San Francisco, CA 94111.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Offer to Repurchase on Schedule TO with the Commission. Such reports and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Fund’s filings are also available to the public, free of charge, on the Commission’s website (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549.

11.	Interest of Directors, Officers and Associates; Transactions and Arrangements Concerning the Shares.

The directors and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owned as of December 31, 2018 is set forth in the table below. The address of each of them is in care of the Fund at c/o State Street Bank and Trust Company, P.O. Box 5049, 2 Avenue de Lafayette, Boston, MA 02206-5409.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Gary L. French, Director and Chairman of the Board	2,500	0%
Brian Link, Secretary	0	—
Monique Labbe, Treasurer	0	—
Michael F. Holland, Director	0	—
Patrick J. Kenniston, Chief Compliance Officer	0	—
William C. Kirby, Director	1,538	0%
Linda Coughlin, Director	0	—
Julian Reid, Director	0	—
Richard A. Silver, Director	3,000	0%
Li Jin, Director	0	—

Each member of the Board is considered an independent director and not an “interested person” of the Fund, as that term is defined in the 1940 Act.

Set forth below is information regarding persons who are beneficial owners or more than 10% of the Fund’s Shares as of December 28, 2018, based on Schedule 13D or 13G disclosures filed with the SEC:

Name and Address	Shares	Percent of Class
City of London Investment Management Co. Ltd. 77 Gracechurch Street London EC3V 0AS England	4,335,711	27.6%
Lazard Asset Management 30 Rockefeller Plaza New York, NY 10112	2,133,471	13.57%

Except as described below, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or executive officers, or associates of any of the foregoing, has effected any transaction in Fund Shares, except for dividend reinvestment, during the past 60 days. On December 19, 2018, Mr. Holland disposed all of his shares in the Fund.

Except as set forth in this Offer, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. The Fund has been advised that no director or officer of the Fund intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person. The Fund is not aware of any Stockholders of the Fund that are associates of the directors or executive officers listed above within the meaning of Rule 12b-2 of the Exchange Act.

12.	Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer, the Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13.

13.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend, amend or terminate the Offer at any time up to and including the Termination Date in its sole discretion, the Fund will not be required to accept for payment or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any Shares, and may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if:

(1) such transactions, if consummated, would (a) result in delisting of the Shares from the NYSE or (b) impair, jeopardize or cause the loss of the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund);

(2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions, and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders;

(3) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any shares pursuant to the Offer or the Board’s fulfilment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely effects the Offer or the Fund;

(4) there shall have occurred (a) any general suspension of trading in or limitation on prices for securities on the NYSE, any other national securities exchange, any stock exchange in China or any other exchange on which the Shares or the portfolio securities held by the Fund are traded; (b) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal, state or foreign authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (c) any limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions or the convertibility of foreign currencies, (d) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country in which the Fund invests or which is material to the Fund, or (e) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or

(5) determination by the Board that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Stockholders.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions and may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 13 will be final and binding on all parties.

A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer will be extended to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 14e-1(d) under the Exchange Act) and the requirements of the NYSE.

As described in Section 1 of this Offer to Repurchase, the Fund reserves the right, at any time during the pendency of this Offer, to amend, extend or terminate the Offer in any respect (including amending the Offer to modify the conditions set forth above).

14.	Fees and Expenses.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Computershare Trust Company, N.A. to act as Depositary and AST Fund Solutions, LLC to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. Both the Depositary and the Information Agent will be indemnified against certain liabilities by the Fund.

15.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

Since the Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

16.	Contacting the Depositary and the Information Agent.

The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below. Facsimile copies of the Letter of Transmittal will be accepted.

The Depositary for the Offer is:

By First Class Mail:

Computershare

c/o Voluntary Corporate Actions

P.O. Box 43011

Providence, RI 02940-3011

By Overnight Courier:

Computershare

c/o Voluntary Corporate Actions

250 Royall Street Suite V

Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Toll Free: 888-644-6071

Call Collect: 201-806-7301

THE CHINA FUND, INC.

January 4, 2019